Exhibit 8.2

A&L Goodbody LLP	Dublin
25 North Wall Quay	Belfas
Dublin 1	London
D01 H104	New York
T: +353 1 649 2000	San Francisco
DX: 29 Dublin | www.algoodbody.com

Date	[ • ] 2026

Our ref	01447519

Your ref
Board of Directors
Medtronic plc
Principal Executive Office Suite
Building 2
Parkmore Business Park West
Galway
Co. Galway
Ireland
[ALG DRAFT – 16 JULY 2026]
SUBJECT TO INTERNAL COMMENT AND REVIEW
Re: Medtronic plc (the Company)
Dear Sirs
1Basis of Opinion
1.1We are acting as Irish counsel to the Company, registered number 545333, a public limited company, incorporated under the laws of Ireland, with its registered office at Principal Executive Office Suite, Building 2, Parkmore Business Park West, Galway, Co. Galway, Ireland, in connection with the separation of the assets and operations relating to the Company’s diabetes business from the assets and operations of the Company’s remaining businesses, including the proposed divestment by the Company to its shareholders of the common stock of MiniMed Group, Inc. (MiniMed), a Delaware corporation, pursuant to an offer to exchange shares of the Company for shares of MiniMed common stock (the Exchange Offer). The Exchange Offer is described in the registration statement on Form S-4 filed by MiniMed with the U.S. Securities and Exchange Commission (the SEC) on [●] (the Registration Statement). In connection with the filing of the Registration Statement under the U.S. Securities Act of 1933, as amended, we are providing an opinion concerning certain Irish tax matters (the Opinion).
1.2This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) relating to tax, in force as at the date hereof, as currently applied and interpreted by the courts of Ireland and on the basis of our understanding of the current practice of the Revenue Commissioners of Ireland (Revenue). We have made no investigation of, and express no opinion as to, the laws of any other jurisdiction or the effect thereof.

CE Gill • JG Grennan • VJ Power • SM Doggett • G O’Toole • N O’Sullivan • MJ Ward • D Widger • C Christle • S Ó Cróinin • DR Baxter • A McCarthy • JF Whelan • JB Somerville AM Curran • A Roberts • RM Moore • D Main • J Cahir • PM Murray • P Walker • K Furlong • PT Fahy • M Coghlan • DR Francis • A Casey • B Hosty • M O’Brien L Mulleady • K Ryan • E Hurley • D Dagostino • R Grey • R Lyons • J Sheehy • C Carroll • SE Carson • P Diggin • J Williams • A O’Beirne • J Dallas • SM Lynch • M McElhinney C Owens • K O'Connor • T Casey • M Doyle • CJ Comerford • R Marron • K O'Shaughnessy • S O'Connor • SE Murphy • D Nangle • C Ó Conluain • N McMahon • HP Brandt • A Sheridan N Cole • M Devane • D Fitzgerald • G McDonald • N Meehan • R O'Driscoll • B O'Malley • C Bollard • M Daly • D Geraghty • LC Kennedy • E Mulhern • MJ Ellis • D Griffin D McElroy • C Culleton • B Nic Suibhne • S Quinlivan • J Rattigan • K Mulhern • A Muldowney • L Dunne • A Burke • C Bergin • P Fogarty • CM Carroll • E Keane • D Daly Byrne • S Kearney SE King • J Greene • C Cashin • T Glavey • E O Connor • D Broderick • K Harnett • E O'Brien • S Ahern • BP Curran • J Quirke • H Shaw • E Browne • MM O'Brien S Egan • A O'Donoghue • L Hogan • S D'Ardis • E Canavan-Young
Consultants: Professor JCW Wylie • MA Greene • AV Fanagan • PM Law • PD White

1.3This Opinion is governed by and is to be construed in accordance with the laws of Ireland as of the date hereof. This Opinion speaks only as of its date. We assume no obligation to update this Opinion or to advise you of any change in law, change in interpretation of law or change in the practice of Revenue, which may occur after the date of this Opinion and which may affect this Opinion.
1.4This Opinion is also strictly confined to:
1.4.1the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter; and
1.4.2the documents listed in the schedule to this Opinion (the Documents).
We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Exchange Offer other than the discussion in the Registration Statement under the heading “Material Irish Tax Consequences”.
1.5For the purpose of giving this Opinion, we have examined copies of the Documents and have relied on the Documents.
1.6This Opinion represents our best legal judgment as to the matters addressed herein, but is not binding on Revenue or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court.
2Opinion
Subject to the assumptions set out in this Opinion and to any matters not disclosed to us, we are of the opinion that the discussion in the Registration Statement under the heading “Material Irish Tax Consequences” subject to the assumptions and qualifications set forth therein and herein, constitutes our opinion as to the material Irish tax consequences of the Exchange Offer for shareholders of the Company participating in the Exchange Offer.
3Assumptions
For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:
3.1the Exchange Offer will be validly consummated in the manner contemplated by and in accordance with the provisions of the Separation Agreement;
3.2the completeness and authenticity of all Documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;
3.3where incomplete Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such documents correspond in all respects with the last draft of the complete Documents submitted to us;
3.4that there has been (or will be by the date of the Exchange Offer) due execution and delivery of all Documents where due execution and delivery are prerequisites to the effectiveness of these Documents; and

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3.5the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents.
4Disclosure
This Opinion is addressed to the Company in connection with the filing of the Registration Statement, and is not to be relied upon by any other person, or for any other purpose. We hereby consent to the inclusion of this Opinion as Exhibit [    ] to the Registration Statement, to be filed with the SEC.

Yours faithfully

A&L Goodbody LLP

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SCHEDULE
The Documents
1A copy of the form of the Registration Statement on Form S-4 filed by MiniMed with the SEC on [●], together with the exhibits thereto.
2Separation Agreement dated 1 March 2026 entered into between Kangaroo US HoldCo 2, Inc. and Medtronic Group Holding, Inc. (the Separation Agreement), as exhibited in the Form S-4.
3Such other documents as we have considered necessary or appropriate for the purposes of giving this Opinion.

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